Exhibit 10.2

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT AND

WORK ORDER NOS. 11 AND 12

This AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT AND WORK ORDER NOS. 11 AND 12 (this “Amendment”), dated May 9, 2024 (the “Effective Date”), is made and entered into by and between Windtree Therapeutics, Inc., a Delaware corporation (“Windtree”), and Momentum Research, Inc., a Delaware corporation (“MRI”). Each of Windtree and MRI are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

BACKGROUND

Windtree and MRI are parties to a Master Services Agreement dated February 13, 2020 (the “MSA”) as well as Work Order Nos. 11 and 12 dated June 1, 2023 (the “Work Orders”). The Parties desire to amend the payment terms arising from MRI’s performance of the Work Orders.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.    Performance of the Work Orders.

(a)    For the Seismic B extension (study 1904 covered under work order 11), MRI shall fully perform the Work Order through to completion including performance of all services and delivery of all deliverables required by the Work Order, including [***] (the “Services”). Windtree shall be responsible for [***].

(b)    For the Seismic C study (2201 - covered under work order 12), MRI will be responsible for [***] until the [***] of the Seismic B extension/1904 study. Any additional work beyond that period, work to cover specific Seismic C/2201 [***] beyond the specified period as well as any extension of the Seismic C/2201 study beyond [***] will be paid separately and is not covered under this Agreement.

2.    Reconciliation of Amounts Due to MRI. Effective on the Effective Date:

(a)    In consideration of and conditioned upon the payments described in Section 3 below, MRI hereby cancels and extinguishes any and all amounts owed by Windtree in respect of the MSA and the Work Orders including fees and expenses due for periods ending on May 1, 2024, whether or not already invoiced to Windtree as of the Effective Date; provided that the foregoing shall not be construed as a waiver of claims by MRI for breach of the MSA or either or both of the Work Orders other than for non-payment, nor as a waiver of MRI’s indemnification rights under the MSA; and

(b)    Windtree hereby cancels and extinguishes any and all claims for amounts that may be due to Windtree from MRI under the MSA and the Work Orders such as refunds of advance payments for investigator grants or credits for unperformed services; provided that the foregoing shall not be construed as a waiver of claims by Windtree for breach of the MSA or either or both of the Work Orders other than for non-payment, nor a waiver of Windtree’s indemnification rights under the MSA.

3.    Payments to MRI. In consideration of MRI’s full performance of the Work Orders and the cancellation of indebtedness set forth in Section 2(a):

(a)    Payment of $100,000 will be made on May [***] and May [***] and payments of $200,000 will be made on May [***], June [***], July [***], August [***] and September [***], 2024. MRI shall issue to Windtree an invoice for each installment on or in advance of the applicable payment date (for a total amount under this Section 3(a) equal to $1,200,000) and Windtree shall pay each such invoice by the applicable date set forth in this Section 3(a). If the Services by MRI are not completed by October 31, 2024, the parties agree that MRI will continue the Services until fully completed with no further compensation. In case of delayed payments, Windtree shall pay MRI interest on the overdue amount from the due date until the date paid in full at a rate equal to eighteen percent (18%) per annum. Reasonable pass throughs will be added to these sums and will include regulatory or other submission fees or travel expenses. These will be reimbursed within 25 days of the invoice and be backed up by original documents to verify their accuracy.

(b)    the amounts payable under Section 3(a) are in lieu of, and fully discharge, the amounts that would otherwise become payable by Windtree under the MSA, including the Work Orders other than investigator grants;

(c)    [***] clinical sites will be paid as contractually due by Windtree in respect of investigator grants payable to the investigators located in [***] (or their respective employers or institution, as applicable) for the clinical studies that are the subject of the Work Orders;

(d)    Windtree shall pay MRI in respect of all investigator grants related to the Seismic B 1904 and Seismic C/2202 payable to the investigators located outside of [***] (or their respective employers or institution, as applicable) for the clinical studies that are the subject of the Work Orders, with MRI invoicing Windtree for such investigator grants on a monthly basis (including providing Windtree with a monthly reconciliation of such investigator grants as against the approved budget for each clinical site) and Windtree paying each such invoice within 25 days after receipt;

(e)    MRI shall use the amounts paid by Windtree under Section 3(d) solely to pay investigator grants;

(f)    if Windtree terminates both the Seismic B and Seismic C studies prior to September 20, 2024, then the next payment due after termination will be made to MRI and remaining payments that would have become due under Section 3(a) automatically become no longer payable; provided that for the avoidance of doubt, the payments payable under Sections 3(g), 3(h) or 3(i), as applicable, will remain payable;

(g)    for a transaction that is consummated by December 31, 2027, Windtree shall pay MRI an amount equal to two percent (2%) of istaroxime license fees, milestone payments, royalties, securities or other property that Windtree actually collects in respect of any license to istaroxime that it grants to any unaffiliated third party on or after the Effective Date; net of all legal and financial advisory fees and expenses actually paid by Windtree in respect of the associated license transaction;

(h)    if Windtree commercializes istaroxime itself in the US or another region of the world, Windtree shall also pay MRI an amount equal to two percent (2%) of Windtree’s net profit derived from direct sales of istaroxime to clients in the Windtree territory where sales occurred, as determined in Windtree’s GAAP financial statements. Payments on istaroxime sales will end when data and market exclusivity protection expires for istaroxime;

(i)    in connection with the first to occur of either a Change of Control (as defined in Section 3(p)) or the sale of all or substantially all of Windtree’s rights in istaroxime not in the context of a Change of Control, Windtree shall pay MRI an amount equal to two percent (2%) of the sum of any cash and the fair market value of any securities or other property that Windtree actually collects or receives that is attributable to its rights in istaroxime (which attribution will be determined, in the case of a Change of Control, by Windtree’s Board of Directors and a MRI representative acting in good faith or, in the case of sale of all or substantially all of Windtree’s rights in istaroxime, be equal to the fair market value of any securities or other property that Windtree actually collects or receives specifically in respect of its rights in istaroxime), net of a ratable portion of all legal and financial advisory fees and expenses actually paid by Windtree in respect of such change of control or sale of assets;

(j)    if, in the case of a Change of Control, Windtree’s Board of Directors and an MRI representative are unable pursuant to Section 3(i) to agree on the fair market value of the securities and other property that Windtree actually collects or receives that is attributable to its rights in istaroxime, then the Parties will hire a mutually agreed appraiser to determine such fair market value and split the fees and expenses of the appraiser;

(k)    if any payment is triggered under Section 3(i), the obligations under Section 3(g) and 3(h) shall immediately terminate except in respect of, in the case of Section 3(g), the license fees, milestone payments, royalties, securities or other property that Windtree actually collected prior to the closing of the transaction that triggered payment under Section 3(i) or, in the case of Section 3(h), the net profit earned prior to the closing of the of the transaction that triggered payment under Section 3(i);

(l)    the fair market value of any securities or other property received by Windtree will be equal to the value that Windtree and the unaffiliated third party have determined as part of the relevant transaction;

(m)    Windtree will pay MRI the amounts due under Sections 3(g), 3(h) or 3(i) within 15 days after receipt of the relevant license fees, milestone payments, royalties, securities or other property and at the same time provide to MRI an accounting that demonstrates the calculation of the applicable payment to MRI;

(n)    for the avoidance of doubt, no consideration will be paid to MRI with respect to a license or sale of preclinical dual mechanism or pure SERCA2A activator compounds; and

(o)    After December 1, 2025, Windtree shall have the right to buy out the amounts due under Sections 3(g), 3(h) or 3(i) for the higher of (i) [***], adjusted for the change in the US Consumer Price Index, All Urban Consumers, from and after December 1, 2025 or (ii) the risk adjusted net present value of the relevant payment(s) being bought out. If the parties cannot agree on the amount of the risk adjusted net present value within thirty (30) days after request by Windtree, the parties will hire a mutually agreed appraiser to determine risk adjusted net present value and such valuation shall be binding on the parties for the next six months. The parties shall split the fees and expenses of the appraiser unless Windtree decides not to proceed with the buyout following receipt of the appraisal report in which case Windtree shall bear all of the fees and costs of the appraiser.

(p)    “Change of Control” means, in a single transaction or a series of related transactions: (a) the sale or disposition of all or substantially all of the assets of Windtree to an unaffiliated third party; (b) the direct or indirect acquisition by an unaffiliated third party of beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of Windtree or any direct or indirect entity which holds, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of Windtree (a “Windtree’s Parent”) other than in connection with a bona fide financing of Windtree or Windtree’s Parent; or (c) the merger or consolidation of Windtree or Windtree’s Parent with or into an unaffiliated third party, unless, following such merger or consolidation, the stockholders of Windtree or Windtree’s Parent, as applicable, immediately prior to such merger or consolidation beneficially own directly or indirectly more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such merger or consolidation.

4.    Representations and Warranties of Windtree. Windtree represents and warrants to MRI that as of the Effective Date:

(a)    Windtree is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)    Windtree has the requisite corporate power and authority to execute, deliver and perform its obligations under this Amendment. The execution, delivery and performance of this Amendment, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Windtree.

5.    Representations and Warranties of MRI. MRI represents and warrants to Windtree that as of the Effective Date:

(a)    MRI is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)    MRI has all requisite corporate power and authority to execute, deliver and perform its obligations under this Amendment. The execution, delivery and performance of this Amendment, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of MRI.

6.    No Other Changes. Except as set forth in this Amendment, the MSA and the Work Orders remain in full force and effect and are hereby ratified and confirmed. The MSA and the Work Orders, as modified by this Amendment, constitute the entire agreement between the Parties with respect to the subject matter of the MSA and the Work Orders and supersedes all other discussions, negotiations and understandings with respect to such subject matter. Any reference to the MSA or the Work Orders from and after the date of this Amendment shall be deemed and construed as meaning the MSA or Work Orders, as applicable, as modified by this Amendment.

7.    Execution in Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which will be deemed an original but both of which together will constitute one and the same instrument. Delivery of a signed counterpart of this Amendment by electronic means such as facsimile or email transmission will have the same legal effect as delivery in hand of an original ink-signed copy.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

WINDTREE THERAPEUTICS, INC. /s/Craig Fraser Name: Craig Fraser Title: Chief Executive Officer MOMENTUM RESEARCH, INC. /s/Gad Cotter Name: Gad Cotter Title: Chief Executive Officer